Exhibit 99.1
FOR IMMEDIATE RELEASE
Superstar George Barrios Leaves NY Times For WWE® Ring
STAMFORD, Conn., March 17, 2008 — World Wrestling Entertainment Inc. announced today that George Barrios has been named its new Chief Financial Officer, effective March 24, 2008.
Barrios joins WWE as the company has been making headlines with record annual revenues and a recently announced 50% boost in dividends paid to public shareholders. “We welcome George Barrios as our new CFO,” said Linda McMahon, CEO. “At a time when we are focused on growth initiatives around the world, we are confident that George’s experience will be a tremendous asset for WWE’s future.”
Barrios was formerly Vice President and Treasurer of The New York Times Company. He replaces Frank Serpe, who is retiring as CFO after 21 years with WWE. “WWE thanks Frank Serpe for his commitment and dedication to the company through the years, and we wish him well,” said Mrs. McMahon.
Additional information on World Wrestling Entertainment Inc. (NYSE: WWE), can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/

Media Contact: Gary Davis, 203-353-5066
Investor Contact: Michael Weitz, 203-352-8642
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.